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                                                                    EXHIBIT 12.1


                                MICROTUNE, INC.
                       COMPUTATION OF RATIOS OF EARNINGS
                               TO FIXED CHARGES
                                (IN THOUSANDS)

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                                                                       YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                                                                                  MAY 28, 1996
                                              SIX MONTHS                                                           (INCEPTION)
                                             ENDED JUNE 30,                                                         THROUGH
                                                  2001        2000        1999         1998         1997        DECEMBER 31, 1996
                                             -------------- ---------------------------------------------------------------------
Loss before provision for
  income taxes                                 $ (12,277)   $(29,760)    $ (8,508)    $(3,487)    $(2,406)            $    (623)
Add: Estimate of interest
  within rental expense (1)                          391         673           38          21          23                    --
                                             -------------- ---------------------------------------------------------------------
    Total earnings (loss)                      $ (11,886)   $(29,087)    $ (8,470)    $(3,466)    $(2,383)            $    (623)
                                             ============== =====================================================================

FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
  Fixed charges-estimate of interest
    within rental expense (1)                  $     391    $    673     $     38     $    21     $    23             $      --
  Preferred stock dividends                           --          --           --         811       4,183                    --
                                             -------------- -----------------------------------------------------------------------
    Total fixed charges and preferred
      stock dividends                          $     391    $    673     $     38     $   832     $ 4,206             $      --
                                             ============== =======================================================================

Deficiency of total earnings
  to fixed charges                             $ (12,277)   $(29,760)    $ (8,508)    $(3,487)    $(2,406)            $    (623)
                                             ============== =======================================================================
Deficiency of total earnings to fixed
  charges and preferred stock dividends        $ (12,277)   $(29,760)    $ (8,508)    $(4,298)    $(6,589)            $    (623)
                                             ============== =======================================================================
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(1)  Fixed charges include the estimated interest component of rent expense included in the loss before provision for income taxes.